Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Reports Fourth Quarter and Full Year 2016 Results

SPOKANE, Wash – January 31, 2016 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $14.4 million, or $0.35 per diluted share, on revenues of $155.7 million for the quarter ended December 31, 2016. This compares to net income of $3.5 million, or $0.09 per diluted share, on revenues of $138.0 million in the fourth quarter of 2015.

Net income for the full year of 2016 was $10.9 million, or $0.27 per diluted share, on revenues of $599.1 million.  Excluding the after-tax loss of $36.7 million ($0.89 per diluted share) on the previously announced sale of 172,000 acres in central Idaho, 2016 net income was $47.6 million, or $1.16 per diluted share.  Net income was $31.7 million, or $0.77 per diluted share, on revenues of $575.3 million in 2015.

"Strong performance by each of our three businesses and improved lumber prices resulted in solid earnings this year," said Mike Covey, chairman and chief executive officer. "Our mills continue to run well and we achieved new quarterly production records in the third and fourth quarters.  Resource successfully managed through challenging weather conditions to achieve our planned harvest volume for the year.  Real Estate continues to identify opportunities to drive value and closed a series of attractive conservation sales during 2016.  Turning to the balance sheet, we also reduced net debt by $125 million this year, increasing our financial flexibility, and returned $67 million to shareholders in the form of dividends and share repurchases," stated Mr. Covey.

Financial Highlights (in millions, except per share data)

	Q4 2016	Q3 2016	Q4 2015
Revenues	$155.7	$174.0	$138.0
Net income	$14.4	$27.6	$3.5
Net income per diluted share	$0.35	$0.68	$0.09
Distribution per share	$0.375	$0.375	$0.375
Net cash from operations	$27.7	$28.7	$18.9
Cash and cash equivalents	$82.6	$72.9	$7.9

Business Performance: Q4 2016 vs. Q3 2016

Resource

Resource’s operating income was $22.7 million on revenues of $66.8 million in the fourth quarter, compared to operating income of $33.3 million on revenues of $85.8 million in the third quarter of 2016. Harvest volumes decreased 11% in the fourth quarter.  The highest harvest volume of the year consistently occurs in the third quarter due to more favorable operating conditions.  Northern sawlog prices were 13% lower in the fourth quarter due largely to a lower mix of cedar logs. Prices realized for sawlogs in the South decreased 7% primarily due to a seasonally lower mix of hardwood logs.

Wood Products

Wood Products earned $8.3 million on revenues of $95.6 million in the fourth quarter, compared to operating income of $10.6 million on revenues of $97.6 million in the third quarter of 2016.  Average lumber prices were 2% lower and lumber shipments increased 3% in the fourth quarter compared to the third quarter.

Real Estate

Real Estate’s operating income was $6.0 million on revenues of $8.7 million in the fourth quarter, compared to operating income of $5.9 million on revenues of $8.4 million in the third quarter of 2016.  The effect of a 15% increase in the number of acres sold was offset by a lower average sales price.  The sales mix was more heavily weighted to non-strategic timberlands in the fourth quarter.

Outlook

“We expect the U.S. housing market to continue its modest pace of recovery and our 2017 outlook assumes that at least 1.2 million housing units will be built in the U.S. this year.  We also expect lumber prices to be volatile as a result of the lumber trade case which could result in an increase in our earnings this year relative to 2016.  We plan to harvest 4.2 million tons in our Resource segment and anticipate selling approximately 20,000 acres in our Real Estate segment in 2017,” concluded Mr. Covey.

Conference Call Information

A live conference call and webcast will be held today, January 31, 2017, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 48063972. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until February 7, 2017 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 48063972 to access the replay.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, our expectations regarding U.S. housing market recovery; 1.2 million housing units to be built in the U.S. in 2017; future company performance; the direction of our business markets; business conditions in our Resource, Wood Products and Real Estate segments; volatility in lumber pricing in 2017; harvest volumes in 2017; real estate sales in 2017; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, the U.S. housing market, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; availability of logging contractors; changes in the United States and international economies; changes in the level of construction activity; changes in Asia demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; changes in share price; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Potlatch Corporation

Consolidated Statements of Income

Unaudited (Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Revenues	$155,681	$137,989	$599,099	$575,336
Costs and expenses:
Cost of goods sold	116,980	116,752	462,304	470,037
Selling, general and administrative expenses	12,985	11,382	52,719	46,392
Loss on sale of central Idaho timber and timberlands	—	—	48,522	—
	129,965	128,134	563,545	516,429
Operating income	25,716	9,855	35,554	58,907
Interest expense, net	(6,924)	(8,341)	(28,941)	(32,761)
Income before income taxes	18,792	1,514	6,613	26,146
Income tax (provision) benefit	(4,419)	2,035	4,325	5,568
Net income	$14,373	$3,549	$10,938	$31,714

Net income per share:
Basic	$0.35	$0.09	$0.27	$0.78
Diluted	$0.35	$0.09	$0.27	$0.77
Dividends per share	$0.375	$0.375	$1.50	$1.50
Weighted-average shares outstanding (in thousands):
Basic	40,752	40,866	40,798	40,842
Diluted	41,069	40,948	41,033	40,988

Potlatch Corporation

Condensed Consolidated Balance Sheets

Unaudited (Dollars in thousands)

	At December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$82,584	$7,925
Receivables, net	17,284	13,420
Inventories	52,622	35,162
Other assets	11,155	14,246
Total current assets	163,645	70,753
Property, plant and equipment, net	72,820	75,285
Timber and timberlands, net	641,856	816,599
Deferred tax assets, net	42,051	46,600
Other assets	7,309	7,375
Total assets	$927,681	$1,016,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit borrowings	$—	$30,000
Current portion of long-term debt	11,032	5,007
Accounts payable and accrued liabilities	43,710	39,740
Current portion of pension and other postretirement employee benefits	5,839	5,973
Total current liabilities	60,581	80,720
Long-term debt	572,956	598,874
Pension and other postretirement employee benefits	123,284	119,369
Other long-term obligations	14,586	13,913
Total liabilities	771,407	812,876
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value	40,519	40,681
Additional paid-in capital	355,274	350,541
Accumulated deficit	(128,775)	(72,983)
Accumulated other comprehensive loss	(110,744)	(114,503)
Total stockholders’ equity	156,274	203,736
Total liabilities and stockholders' equity	$927,681	$1,016,612

Potlatch Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited (Dollars in thousands)

	For the Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,938	$31,714
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	34,190	38,105
Basis of real estate sold	8,011	7,012
Change in deferred taxes	1,853	(5,696)
Employee benefit plans	10,479	4,986
Equity-based compensation expense	4,390	4,758
Loss on sale of central Idaho timber and timberlands	48,522	—
Other, net	(1,198)	(2,046)
Change in:
Receivables	(3,712)	(3,864)
Inventories	(17,460)	(3,672)
Other assets	(473)	898
Accounts payable and accrued liabilities	7,232	267
Other liabilities	645	1,552
Funding of qualified pension plans	(1,300)	—
Net cash from operating activities	102,117	74,014
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	—	6,995
Transfer from company owned life insurance (COLI)	2,417	1,492
Purchase of property, plant and equipment	(5,866)	(18,987)
Timberlands reforestation and roads	(13,422)	(13,745)
Acquisition of timber and timberlands	(1,244)	(10,230)
Net proceeds from sale of central Idaho timber and timberlands	111,460	—
Other, net	6	886
Net cash from investing activities	93,351	(33,589)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends to common stockholders	(60,842)	(61,017)
Revolving line of credit borrowings (repayment)	(30,000)	30,000
Repayment of long-term debt	(113,335)	(22,500)
Repurchase of common stock	(5,956)	—
Proceeds from issuance of long-term debt	93,235	—
Other, net	(3,911)	(3,000)
Net cash from financing activities	(120,809)	(56,517)
Change in cash and cash equivalents	74,659	(16,092)
Cash and cash equivalents at beginning of year	7,925	24,017
Cash and cash equivalents at end of year	$82,584	$7,925

Potlatch Corporation

Segment Information

Unaudited (Dollars in thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(Dollars in thousands)	2016	2015	2016	2015
Revenues:
Resource	$66,805	$63,487	$256,163	$263,875
Wood Products	95,644	79,922	367,426	336,214
Real Estate	8,658	7,305	32,604	28,989
	171,107	150,714	656,193	629,078
Intersegment Resource revenues	(15,426)	(12,725)	(57,094)	(53,742)
Total consolidated revenues	$155,681	$137,989	$599,099	$575,336

Income (loss) before income taxes:
Resource	$22,736	$16,186	$81,918	$76,350
Wood Products	8,279	(1,360)	24,587	(5,235)
Real Estate[1]	5,974	2,495	(29,495)	16,849
Eliminations and adjustments	(1,551)	333	(3,001)	3,283
	35,438	17,654	74,009	91,247
Corporate	(9,722)	(7,799)	(38,455)	(32,340)
Operating income	25,716	9,855	35,554	58,907
Interest expense, net	(6,924)	(8,341)	(28,941)	(32,761)
Income before income taxes	$18,792	$1,514	$6,613	$26,146

Depreciation, depletion and amortization:
Resource	$6,119	$7,494	$24,090	$28,807
Wood Products	1,819	1,880	7,357	6,810
Real Estate	1	12	4	56
	7,939	9,386	31,451	35,673
Corporate	152	197	760	951
Bond discounts and deferred loan fees	376	368	1,979	1,481
Total depreciation, depletion and amortization	$8,467	$9,951	$34,190	$38,105

Basis of real estate sold:
Real Estate	$1,400	$3,763	$8,518	$7,394
Eliminations and adjustments	(75)	(140)	(507)	(382)
Total basis of real estate sold	$1,325	$3,623	$8,011	$7,012

1 In the second quarter of 2016, we sold approximately 172,000 acres of timberlands located in central Idaho for $114 million at a loss of $48.5 million before taxes.